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Exhibit 99.7

BROOKFIELD PROPERTY PARTNERS L.P.

Private & Confidential

September 29, 2013

Signature Global Asset Management,
a division of CI Investments Inc.
(the "Shareholder")
2 Queen Street East
Toronto, Ontario M5C 3E7

Attention: Mr. Ryan Fitzgerald

Dear Sirs/Mesdames:

        Brookfield Property Partners L.P. (the "Offeror") intends to make a tender offer (the "Offer") for its commercial office subsidiary, Brookfield Office Properties Inc. (the "Corporation"), whereby the Offeror will offer to acquire all of the outstanding common shares of the Corporation (the "Shares") it does not own in exchange for, in respect of each Share, consideration value of $19.34 per Share (the "Purchase Price"). Holders of Shares can elect to receive consideration per Share of either 1.0 limited partnership unit of the Offeror ("BPY Units") or $19.34 in cash, subject in each case to pro-ration based on a maximum of 174 million BPY limited partnership units (67% of the total value of Shares tendered to the Offer) and a maximum cash consideration of $1.7 billion (33% of the total value of Shares tendered to the Offer).

        Canadian holders of Shares who would like to receive stock under the Offer on a tax deferred basis will be able to elect to receive securities of a subsidiary of the Offeror that are exchangeable for BPY Units. United States shareholders will be able to obtain BPY Units on a tax deferred basis. The Offer will not be subject to any minimum tender condition. The Offeror expects to publicly announce its intention to make the Offer on or before September 30, 2013.

        This agreement (the "Agreement") sets out the terms and conditions upon which the Shareholder agrees to (a) tender, or cause to be tendered, to the Offer all Shares it beneficially owns at, and all Shares that may become beneficially owned by the Shareholder after, the time the Offeror formally commences the Offer (the "Subject Shares"), (b) to elect at least 67% of the Purchase Price in BPY Units (subject to proration) and (c) abide by the other terms and conditions set forth herein. Schedule "A" sets out all of the Shares beneficially owned by the Shareholder as of the date hereof.

1.
If the Offeror commences the Offer, the Shareholder hereby covenants and agrees that the Shareholder shall as soon as practicable deposit or cause to be deposited with the depositary under the Offer in acceptance of the Offer all of the Subject Shares in accordance with the terms of the Offer, and thereafter, except as may be permitted by this Agreement, the Shareholder shall not withdraw or take any action to withdraw any of the Subject Shares deposited under the Offer. The Offeror shall have the right to vary the Offer in such manner as the Offeror considers necessary or desirable and as is not inconsistent with the provisions of this Agreement and, except as otherwise provided in this Agreement, the Shareholder shall continue to be bound by the provisions of this Agreement.

2.
If the Offeror concludes after the date of this Agreement that it is necessary or desirable to proceed with a form of transaction other than the Offer whereby the Offeror would directly or indirectly effectively acquire all the Shares or all or substantially all of the business, properties and assets of the Corporation on economic and other terms and conditions having consequences to the Shareholder (including tax consequences) that each of the Offeror and the Shareholder reasonably determine are in substance equivalent to or better than those contemplated by the Offer (any such transaction is referred to as an "Alternative Transaction"), then the Shareholder agrees to support the completion of the Alternative Transaction, including, if necessary, by voting the Subject Shares in favour of a special resolution approving the Alternative Transaction; provided, however, that in no event will the per Share consideration for any Alternative Transaction be less than the Purchase Price. In the event of any proposed Alternative Transaction, any reference in this Agreement to the Offer shall refer to the Alternative Transaction, to the extent applicable, all terms, covenants, representations and warranties of this Agreement shall be and shall be deemed to have been made in the context of the Alternative Transaction, and all references herein to the Expiry Time or the expiry of the Offer shall refer to the date of closing of the transactions contemplated by the Alternative Transaction.

3.
The Shareholder hereby covenants and irrevocably agrees that, from the time the Offeror formally commences the Offer until the earlier of (i) the termination of this Agreement pursuant to Section 5 and (ii) the time and date designated by the Offeror as the final expiry time for the Offer (the "Expiry Time"), except in accordance with the terms of this Agreement, the Shareholder shall:

(a)
not option for sale, sell, assign, transfer, dispose of, encumber, pledge, grant a security interest in or otherwise convey, or enter into any forward sale, repurchase agreement or other monetization transaction with respect to, any of the Subject Shares or any right or interest therein (legal or equitable) or agree to do any of the foregoing;

(b)
not grant or agree to grant any proxy, power of attorney or other right to vote the Subject Shares, or enter into any voting agreement, voting trust, vote pooling or other agreement with respect to the right to vote, call meetings of Shareholders or give consents or approval of any kind with respect to any of the Subject Shares or relinquish or modify the Shareholder's right to exercise control or direction over or to vote any Subject Shares or enter into any agreement to do any of the foregoing; or

(c)
not do indirectly anything which it may not do directly pursuant to the terms of this Section 3.

4.
The Shareholder represents and warrants to the Offeror as follows:

(a)
the Shareholder has been duly formed and is a validly existing under the laws of its formation and has all necessary power, and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby;

(b)
this Agreement, assuming the due authorization, execution and delivery by the Offeror, has been duly executed and delivered by the Shareholder and constitutes a legal, valid and binding obligation of the Shareholder enforceable by the Offeror against the Shareholder in accordance with its terms, subject, however, to limitations imposed by law in connection with bankruptcy, insolvency or similar proceedings and to the extent that the award of equitable remedies such as specific performance and injunction is within the discretion of the court from which they are sought;

(c)
the Shareholder is the beneficial owner, or is the manager of funds and accounts (collectively, the "Funds and Accounts") who are the beneficial owners, of the number of Subject Shares listed opposite the Shareholder's name on Schedule "A" to this Agreement and, except as set forth on Schedule "A", the Shareholder is the registered owner of such Subject Shares and has the right to sell and vote all of the Subject Shares beneficially owned or managed by the Shareholder, and the Subject Shares shall, at the time at which the Offeror takes up and pays for such Subject Shares, be beneficially owned by the Shareholder or the Funds and Accounts with good and marketable title thereto, free and clear of any and all mortgages, liens, charges, restrictions, security interests, adverse claims, pledges, encumbrances and demands or rights of others of any nature or kind whatsoever;

(d)
no person, firm or corporation has any agreement or option, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase, acquisition or transfer of any of the Subject Shares or any interest therein or right thereto, except the Offeror pursuant to this Agreement;

(e)
none of the execution and delivery by the Shareholder of this Agreement or the completion of the transactions contemplated hereby or the compliance by the Shareholder with the Shareholder's obligations hereunder will result in a breach of: (i) the constating documents of the Shareholder; (ii) any agreement or instrument to which the Shareholder is a party or by which the Shareholder or any of the property or assets of the Shareholder is bound; (iii) to the knowledge of the Shareholder, any judgment, decree, order or award of any court, governmental body or arbitrator;

    or (iv) to the knowledge of the Shareholder, any applicable law, statute, ordinance, regulation or rule; and

  (f)
  as of the date hereof (i) the only securities of the Corporation beneficially owned, directly or indirectly, or over which control or direction is exercised, directly or indirectly, by the Shareholder are those listed on Schedule "A" to this Agreement opposite the Shareholder's name, and (ii) the Shareholder has no agreement or option, or right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase or acquisition by the Shareholder or transfer to the Shareholder of additional securities of the Corporation.

5.
This Agreement may be terminated by notice in writing:

(a)
at any time by mutual consent of the Offeror and the Shareholder;

(b)
by the Shareholder:

(i)
if the Offeror has not formally commenced the Offer on or before 5:00 p.m. (Toronto time) on March 31, 2014;

(ii)
if the Offeror has (a) decreased the number of Shares in respect of which the Offer is made; or (b) changed the amount or form of the consideration payable under the Offer (other than to increase the total consideration per Share, increase the amount of cash and/or provide additional consideration);

(iii)
if the Offer shall have expired or shall have been withdrawn without the Offeror having purchased any Shares pursuant to the Offer;

(iv)
if the low end of the valuation range of the Shares ascribed thereto by the independent valuator (the "Valuator") chosen by the Corporation as required by Canadian securities laws is higher than the valuation range ascribed by such Valuator to the number of BPY Units exchangeable for one Share pursuant to the Offer;

(v)
if the Offeror has not taken up and paid for all Subject Shares deposited to the Offer as soon as reasonably practicable and in any event not later than three business days following the time at which the Offeror becomes first entitled pursuant to applicable securities laws to take up such Shares in accordance with the terms and subject to the conditions of the Offer; or

(c)
by the Offeror:

(i)
if the Offeror has not formally commenced the Offer on or before 5:00 p.m. (Toronto time) on March 31, 2014;

(ii)
if the Shareholder is in default of any covenant or condition contained herein and such default has or may have an adverse effect on the consummation of the transactions contemplated by the Offer and such default has not been cured within five business days of written notice of such default being given by the Offeror to the Shareholder;

(iii)
if any representation or warranty of the Shareholder under this Agreement is at the date hereof or becomes at any time prior to the Expiry Time untrue or incorrect in any material respect; or

(iv)
if any of the conditions to the Offer are not satisfied or waived by the Offeror at or prior to the Expiry Time;

  provided, however, that any such termination shall not prejudice the rights of a party as a result of any breach by any other party of its obligations hereunder. Upon termination of this Agreement, the Shareholder shall be entitled to withdraw any of the Subject Shares tendered under the Offer.

6.
Except as required by applicable laws or by any governmental authority or in accordance with the requirements of any stock exchange, no party shall make any public announcement or statement with respect to this Agreement without the approval of the other, which shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, Shareholder reserves the right not to have its or its manager's name disclosed in any public announcement except as required by applicable laws or by any governmental authority or in accordance with the requirements of any stock exchange. The Shareholder hereby consents to the disclosure of the substance of this Agreement in any take-over bid circular, tender offer document, management information circular, or other similar public disclosure document in connection with the Offer and to the filing of this Agreement as may be required pursuant to applicable securities laws. A copy of this Agreement may be provided to the directors of each of the parties hereto.

7.
If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties shall negotiate in good faith to modify this Agreement to preserve each party's anticipated benefits under this Agreement.

8.
The Shareholder and the Offeror shall, from time to time, promptly execute and deliver all such further documents and instruments and do all such acts and things as the other party may reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

9.
This Agreement shall be assignable by the Offeror to Brookfield Property L.P., Brookfield BPY Holdings Inc. or any of their respective subsidiaries but shall not be otherwise assignable by either party without the prior written consent of the other party. This Agreement shall be binding upon and shall enure to the benefit of and be enforceable by each of the parties hereto and their respective successors and permitted assigns.

10.
Any notice or other communication required or permitted to be given hereunder shall be sufficiently given if delivered or sent by facsimile transmission or e-mail or similar means of recorded electronic communication:

(a)
in the case of the Shareholder to:

    Signature Global Asset Management,
    a division of CI Investments Inc.
    2 Queen Street East
    Toronto Ontario M5C 3E7
    Attention: Ryan Fitzgerald and General Counsel

  (b)
  in the case of the Offeror to:

    Brookfield Property Partners L.P.
    73 Front Street
    Hamilton HM 12
    Bermuda Fax: 441-296-4475
    Attention: Secretary

  or at such other address as the party to which such notice or other communication is to be given has last notified the party giving the same in the manner provided in this section and if so given shall be deemed to have been received on the date of such delivery or sending (or, if such day is not a business day, on the next following business day).

11.
This Agreement and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein and the Shareholder and the Offeror irrevocably attorn to the jurisdiction of the courts of the Province of Ontario.

12.
This Agreement constitutes the entire agreement and supersede all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof.

13.
This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce more than one counterpart.

14.
Recognizing that a breach by the Shareholder of any covenants or other commitments contained in this Agreement will cause the Offeror to sustain injury for which it would not have an adequate remedy at law for money damages, the Shareholder agrees that, in the event of any such breach, the Offeror shall be entitled to the remedy of specific performance of such covenants or commitments and preliminary and permanent injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity. The Shareholder further agrees to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.

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        Please indicate your acceptance of the foregoing by signing, dating and returning to the Offeror a duplicate copy of this Agreement.

        Yours truly,

BROOKFIELD PROPERTY PARTNERS L.P., by its general partner, BROOKFIELD PROPERTY PARTNERS LIMITED

/s/ Jane Sheere Name: Jane Sheere Title: Secretary

Irrevocably accepted and agreed this 29th day of September, 2013.

Signature Global Asset Management, a division of CI Investments Inc.
By:	/s/ Ryan Fitzgerald Name: Ryan Fitzgerald Title: Vice President, Portfolio Management

 SCHEDULE "A"

OWNERSHIP OF SHARES OF BROOKFIELD OFFICE PROPERTIES INC.

Account		Qty/Par
686	Signature High Income Fund	3,995,703
6116	Signature Income & Growth Fund	1,536,974
2104	Signature Diversified Yld Trst	1,048,100
677	Signature Select Canadian Fund	1,021,350
150	Signature Select Candian Corporat	665,400
610	Signature Dividend Fund	504,840
685	Signature Canadian Balanced Fund	435,850
11111	Signature Diversified Yield II F	336,500
6852	CI Signature Balanced Fund	261,968
2305	Signature Dividend Corporate Clas	241,630
9619	United Enhanced Income Pool	225,250
1314CC	Select Inc Advantage Mgd Tr BB	218,900
6770	CI Signature Canadian Equity Plus	24,950
SKG	Skylon Growth & Income Trust	18,235
6974T	Yield Advantage Portfolio	6,040

	Total shares held by Signature Global Asset Management	10,541,690

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  Exhibit 99.7
BROOKFIELD PROPERTY PARTNERS L.P.
SCHEDULE "A"
OWNERSHIP OF SHARES OF BROOKFIELD OFFICE PROPERTIES INC.